UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 26, 2009
___________

CROWDGATHER, INC.
(Exact name of registrant as specified in Charter)

Nevada	000- 52143	20-2706319
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

20300 Ventura Blvd. Suite 330, Woodland Hills, California 91364
 (Address of Principal Executive Offices)

(818) 435-2472
(Issuer Telephone number)

______________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Share Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Share Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Share Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Appointment and Resignation of Principal Officers and Directors; Compensatory Arrangements of Certain Officers.

On May 26, 2009, the Board of Directors of CrowdGather, Inc. (the “Registrant”) appointed Chuck Timpe as a member of the Board of Directors of the Registrant.

Chuck Timpe is a seasoned director and financial executive and has served as a director since 1998 for IPC-The Hospitalist Company (IPCM – NASDAQ) and as an advisor to CrowdGather since October 2008. From June 2003 to November 2008, Mr. Timpe served as the chief financial officer of Hythiam, Inc. (HYTM—NASDAQ). Prior to joining Hythiam, Mr. Timpe was chief financial officer, from its inception in February 1998 to June 2003, of Protocare, Inc., a clinical research and pharmaceutical outsourcing company which merged with Radiant Research, Inc. in March 2003. Previously, he was a principal in two private healthcare management consulting firms he co-founded, chief financial officer of National Pain Institute, treasurer and corporate controller for American Medical International, Inc. (now Tenet Healthcare Corp.; THC—NYSE), and a member of Arthur Andersen, LLP’s healthcare practice, specializing in public company and hospital system audits. Mr. Timpe is currently a business consultant. Mr. Timpe received his B.S. from University of Missouri, School of Business and Public Administration, and is a certified public accountant.

On May 26, 2009, and in connection with his appointment to the Board of Directors, Mr. Timpe was granted 325,000 options to purchase shares of the Registrant’s common stock at an exercise price of $0.86 per share. In October 2008, Mr. Timpe was granted 50,000 options to purchase shares of the Registrant’s common stock in exchange for his role as an advisor to the Registrant.  Mr. Timpe does not own any shares of the Registrant’s common stock.

Reference is made to the Registrant’s press release dated May 27, 2009, filed hereto as exhibit 99.1.

ITEM 8.01  Other Events.

We issued a press release on May 27, 2009, in which we announced the appointment of Chuck Timpe to the Board of Directors.  A copy of such release is furnished with this Current Report as Exhibit 99.1.

ITEM 9.01  Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description of Document

99.1	Press Release dated May 27, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CROWDGATHER, INC.

By:	/s/ Sanjay Sabnani
Sanjay Sabnani
Chief Executive Officer, President, Secretary, Treasurer, and Director

Date: May 27, 2009

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